Exhibit 99.1

JAKKS Pacific Reports First Quarter 2017 Financial Results

Modest Sales Decrease In Line With Expectations
Outlook Continues to Anticipate Higher Full Year EBITDA and EPS

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 25, 2017--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the first quarter ended March 31, 2017.

First Quarter Highlights:

  Net sales $94.5 million
  Gross margin in line with expectations at 31.8%
  Inventory levels down from year-end as anticipated to $67.5 million
  Adjusted EBITDA down modestly year over year to negative $10.6 million

First Quarter 2017 Financial Results

Net sales for the first quarter were $94.5 million compared to $95.8 million reported in the comparable period in 2016. The net loss attributable to JAKKS Pacific for the first quarter was $18.3 million, or $1.01 per diluted share. This compares to a net loss attributable to JAKKS Pacific of $17.4 million, or $1.01 per diluted share, reported in the comparable period in 2016. Adjusted EBITDA for the first quarter was negative $10.6 million, compared to Adjusted EBITDA of negative $9.2 million in 2016. See note below on “Use of Non-GAAP Financial Information.”

Gross margin in the first quarter was 31.8%, down slightly from 32.5% last year as a result of pricing pressure on Funnoodle® pool toys and higher tooling amortization on increased capital expenditures in 2016 offset in part by lower royalties resulting from a shift in product mix.

Operating income declined in part due to incremental overhead and startup costs associated with our C’est Moi™ makeup and skincare product line acquired in 2016 and Studio JP™, our animation initiative, as well as increased testing costs related to the expansion of sales of certain products in International markets, offset in part by lower media buys.

Management Commentary

JAKKS Chairman and CEO Stephen Berman stated, “We are pleased with our sales performance in the first quarter, which was in line with our expectations going into this year and consistent with the seasonality of our business. In the first quarter, we benefitted from the box-office hit, Disney’s Beauty and The Beast, the DVD launch of Disney’s Moana, the theatrical release of Smurfs: The Lost Village, as well as Nintendo’s launch of its new Switch platform. We’re also pleased that our Disney Tsum Tsum collectible figure line is growing in the International markets, as the collectibles category begins to show signs of softening industry-wide.

“The investments this quarter in C’est Moi and Studio JP for the future have resulted in considerable progress. We have hired talent from leading cosmetics companies and are in the process of securing a significant agreement with a key customer for C’est Moi, a line which we believe will be highly accretive to margins. In addition, the Studio JP investment has yielded interest from multiple partners to produce content based on JAKKS IP.

“As we look ahead to the next few quarters, we will continue to focus on margin improvement and our long term strategic goals. Our fall lines are moving forward as planned and we have a strong line-up of new product introductions that are a balanced mix of owned IP and licensed brands, including Real Workin’ Buddies™ Mr. Dusty, XPV® Extreme Performance Skateboard RC, Marvel’s Guardians of the Galaxy 2, Disney/Pixar’s Cars 3, DC Superhero Girls and Nintendo Splatoon,” said Berman.

Working Capital

As of March 31, 2017, the Company’s working capital was $196.5 million, including cash and cash equivalents and restricted cash of $68.0 million, compared to working capital of $226.9 million, including cash and cash equivalents of $118.9 million in the year ago period.

2017 Outlook

For 2017, the Company continues to expect higher net income, earnings per share and Adjusted EBITDA on lower net sales compared to 2016. The Company expects improved profitability in 2017 to result from a continued focus on building our base of evergreen brands and categories, as well as entering new categories, creating a strong portfolio of new and existing licenses and developing owned IP and content.

Convertible Senior Note Retirement

During the first quarter, the Company exchanged and retired a total of $39.1 million principal amount of its 2018 Notes for approximately 2.9 million shares of common stock and $24.1 million in cash. The remaining principal amount of these Notes of $54.7 million will continue to be addressed ahead of their maturity in August 2018.

Sale of Common Stock

The Company expects to complete the previously announced sale of approximately 3.7 million shares of its common stock in the next few days to its Chinese distribution and animation joint venture partner for cash in the amount of $19.3 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 9:00 a.m. Eastern Time/6:00 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through May 9, 2017 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, with passcode “44704692#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; pet products; and, C’est Moi™, a skincare and performance make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2017 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2017	2016
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$57,456	$86,064
Restricted cash	10,576	-
Accounts receivable, net	98,491	173,599
Inventory, net	67,466	75,435
Income taxes receivable	-	1,204
Prepaid expenses and other	31,832	17,077
Total current assets	265,821	353,379

Property and equipment	130,040	128,400
Less accumulated depreciation and amortization	107,423	105,559
Property and equipment, net	22,617	22,841

Goodwill	43,268	43,208
Trademarks & other assets, net	35,890	37,875
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$374,596	$464,303

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$48,779	$90,386
Reserve for sales returns and allowances	10,551	16,424
Short term debt	10,000	10,000
Total current liabilities	69,330	116,810

Long term debt, net	164,554	203,007
Other liabilities	4,908	5,004
Income taxes payable	504	2,248
Deferred tax liability, net	2,034	2,034
Total liabilities	241,330	329,103

Stockholders' equity:
Common stock, $.001 par value	24	19
Additional paid-in capital	193,439	177,624
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(20,464)	(2,148)
Accumulated other comprehensive loss	(16,676)	(17,207)
Total JAKKS Pacific, Inc. stockholders' equity	132,323	134,288
Non-controlling interests	943	912
Total stockholders' equity	133,266	135,200
Total liabilities and stockholders' equity	$374,596	$464,303

Working Capital	$196,491	$236,569

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2017
Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share data)

Net sales	$94,505	$95,809
Less cost of sales
Cost of goods	52,317	52,178
Royalty expense	10,365	11,234
Amortization of tools and molds	1,802	1,214
Cost of sales	64,484	64,626
Gross profit	30,021	31,183
Direct selling expenses	10,719	11,559
Selling, general and administrative expenses	32,448	30,618
Depreciation and amortization	2,578	2,822
Loss from operations	(15,724)	(13,816)
Other income (expense):
Other income	23	75
Interest income	4	16
Interest expense	(2,932)	(3,226)
Loss before provision for (benefit from) income taxes	(18,629)	(16,951)
Provision for (benefit from) income taxes	(344)	432
Net loss	(18,285)	(17,383)
Net income attributable to non-controlling interests	31	32
Net loss attributable to JAKKS Pacific, Inc.	$(18,316)	$(17,415)
Loss per share - basic and diluted	$(1.01)	$(1.01)
Shares used in loss per share - basic and diluted	18,104	17,218

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA (Unaudited)
For the Three Months Ended March 31, 2017 and 2016

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2017	2016
	(In thousands)

Net loss	$(18,285)	$(17,383)
Other income	(23)	(75)
Interest income	(4)	(16)
Interest expense	2,932	3,226
Provision for (benefit from) income taxes	(344)	432
Depreciation and amortization	4,380	4,036
Restricted stock compensation expense	748	623

Adjusted EBITDA	$(10,596)	$(9,157)

CONTACT:
JAKKS Pacific
Sara Rosales Montalvo, 424-268-9363
Senior Vice President, Communications
or
Joel Bennett, 310-455-6210
Executive Vice President & CFO
or
Liolios Investor Relations
Sean McGowan, 949-574-3860
Managing Director
JAKK@liolios.com